EXHIBIT 99.1

Harsco Reports Fourth Quarter and Full-Year 2011 Results From Operations

CAMP HILL, Pa., Jan. 26, 2012 (GLOBE NEWSWIRE) -- Worldwide industrial solutions company Harsco Corporation (NYSE:HSC) today reported fourth quarter and full-year 2011 results.

Fourth Quarter and Full-Year 2011 Financial Highlights

  Fourth quarter diluted EPS from continuing operations of $0.36 before restructuring charge and non-cash tax charge; including charges, diluted EPS from continuing operations were a loss of ($1.14). Excluding the restructuring charge, all four business segments achieved improved operating results in the quarter compared with last year's comparable period.

  Fourth quarter pre-tax restructuring charge of $101 million or $1.05 per diluted share, of which $67 million was non-cash. The Company anticipates annual benefits of approximately $36 million in 2012 from these restructuring actions, or approximately $0.32 per share, and fully annualized benefits of more than $65 million beginning in 2013, or approximately $0.58 per share. Additional non-cash tax charge against U.K. deferred tax assets of $37 million or $0.45 per diluted share due to a multi-year cumulative loss position in the Company's U.K. Infrastructure operations; once sustainable profitability is restored, this charge will be reversed.

  Full-year cash flow from operations of $299 million, compared with $401 million in 2010. Lower cash flow from operations due principally to timing of cash receipts and cash outflow from the Company's restructuring plan. Also, the Company generated $43 million in cash from asset sales in 2011, compared with $23 million in 2010.

  Full-year diluted EPS from continuing operations of $1.38, before restructuring and non-cash tax charges; including these charges, full-year diluted EPS were a loss of ($0.12).

  Full-year sales of $3.30 billion, compared with sales of $3.04 billion in 2010, an increase of approximately nine percent.

  Company reaffirms earnings guidance for 2012 in the range of $1.55 to $1.70 per diluted share from continuing operations, excluding the previously announced carry-over restructuring charge. Company further gives initial guidance for the first quarter of 2012 in the range of $0.01 to $0.06 per diluted share from continuing operations, excluding the previously announced carry-over restructuring charge.

Fourth Quarter and Full-Year 2011 Results

Fourth quarter 2011 diluted EPS from continuing operations were $0.36 before restructuring and non-cash tax charges. Including the restructuring and non-cash tax charges, diluted EPS from continuing operations were a loss of ($1.14). This compares with diluted EPS of $0.15 per share in the fourth quarter of 2010 before a pre-tax restructuring charge of $84.4 million ($0.77 per diluted share). Including the restructuring charge, diluted EPS in the fourth quarter of 2010 were a loss of ($0.62). Fourth quarter 2011 income from continuing operations was $28.7 million before the restructuring and non-cash tax charges; after these charges, a loss of ($92.7) million. This compares with fourth quarter 2010 income from continuing operations of $13.4 million before restructuring charge; after the restructuring charge, a loss of ($49.2) million.

Sales in the fourth quarter of 2011 increased approximately 5 percent to $793 million, compared with $757 million in the fourth quarter of last year. Foreign currency translation decreased sales in the fourth quarter of 2011 by approximately $5 million when compared with the fourth quarter of 2010, but did not have a material impact on operating income.

As previously announced, the Company incurred a $101 million pre-tax restructuring charge in the fourth quarter of 2011, or $1.05 per diluted share, principally to further address the realignment of the Company's Infrastructure business and position it for expected breakeven operating income in 2012 and profitability in 2013, despite the continued challenging global non-residential construction environment. Also included in this charge is $12.8 million to enhance returns and operating margins in the Metals & Minerals business. The Company's actions are expected to generate pre-tax savings of approximately $36 million in 2012, or approximately $0.32 per diluted share, and more than $65 million in pre-tax savings when fully annualized in 2013, or approximately $0.58 per diluted share.

The Company also recorded a fourth quarter non-cash tax charge against the Company's U.K. deferred tax assets of approximately $37 million, or $0.45 per diluted share. This charge is the result of a multi-year cumulative loss position in the overall operating profit of the Company's U.K. operations due to the continued economic challenges in this market, and more specifically the U.K. operations of the Company's Harsco Infrastructure Segment. This loss is magnified by the significant restructuring expenses the Company recorded during 2010 and 2011, and is projecting to be recorded in 2012, to reduce the cost structure of its U.K. businesses and drive towards future profitability. Looking ahead, the Company believes that with the near term benefits of its significant cost reductions, and with the U.K. infrastructure market expected to show improvement over the next several years, the combination of these two factors is expected to return the Company's U.K. business to overall profitability. Once the Company's overall U.K. business demonstrates sustainable profitability, the non-cash tax charge will be reversed as an income tax benefit and recognized accordingly as income.

For the full year 2011, diluted EPS from continuing operations were $1.38 before the pre-tax restructuring and non-cash tax charges; including these charges, diluted EPS were a loss of ($0.12). This compares with diluted EPS of $0.91 in 2010 before the restructuring last year; including the restructuring charge, 2010 diluted EPS were $0.13. Full year 2011 income from continuing operations was $113.9 million before the restructuring and non-cash tax charges; including these charges, income from continuing operations was a loss of ($7.5) million. On a comparative basis, full year 2010 income from continuing operations was $79.2 million before restructuring charge; including the restructuring charge, income was $16.6 million. Sales for the full year 2011 were $3.30 billion, an increase of almost nine percent over 2010 sales of $3.04 billion. For the full year 2011 foreign currency translation increased sales by approximately $104 million and increased pre-tax income by approximately $4 million or $0.04 per diluted share, compared with the full year 2010 results.

	Fourth Quarter		Year
	2011	2010	2011	2010
Reported Diluted EPS	$ (1.14)	$ (0.62)	$ (0.12)	$ 0.13
Add Back:
- Restructuring Charge	1.05	0.77	1.05	0.77
- Non-cash tax charge	0.45	--	0.45	--
Adjusted Diluted EPS from continuing operations	$ 0.36	$ 0.15	$ 1.38	$ 0.91	(a)
	(a) Does not total due to rounding

Comment

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "I am pleased to report that we closed the year on an encouraging note. Fourth quarter results were slightly better than our previous expectations and guidance, although end market conditions continue to be challenging, particularly in Europe.

"We were especially pleased in the quarter that all business segments posted improved operating results compared with last year's fourth quarter, with particularly strong performances by both Harsco Rail and Harsco Industrial. Both businesses continue to see solid order books and strong bidding activities as we enter this year.

"Importantly in the quarter, we took a number of steps to further drive our cost structure significantly lower to accelerate Harsco Infrastructure's return to profitability and, likewise, accelerate the return of Harsco Metals & Minerals to double-digit operating margins. We are confident that these actions will better position both businesses to help us achieve our previously provided 2015 earnings target as outlined in our strategic roadmap and as reaffirmed at our December analysts conference.

"The Company continues to generate sufficient levels of operating cash flow to meet all of our funding requirements in 2012 and beyond, including dividends, as well as both our maintenance and selective growth capital expenditure opportunities.

"We again expect 2012 to be a year of earnings growth. Our confidence is underpinned by the significant cost reduction actions taken at the end of 2011; an expected moderate increase in global steel production as the year progresses; non-residential construction activity in 2012 at levels comparable with 2011; and continued favorable results from our Harsco Rail and Harsco Industrial businesses.

"As such, we are reaffirming the earnings guidance we provided in December in the range of $1.55 - $1.70 per diluted share from continuing operations, before the previously discussed restructuring charges that will carry-over into 2012. However, as we also stated in December, results for the first quarter of 2012 will be lower than those of the prior year first quarter due to the continued soft European market conditions in Harsco Infrastructure; an expected slowing in global steel production, particularly in Europe; higher pension costs; the negative effects of a stronger dollar; a much higher effective tax rate in the first quarter than in the balance of the year; and our expectation that, similar to our experience last year, the benefits of the fourth quarter 2011 restructuring actions taken in both Harsco Infrastructure and Harsco Metals & Minerals will be more fully realized in subsequent quarters of 2012. Therefore, our present outlook for first quarter 2012 earnings from continuing operations, before carry-over restructuring charge, is in the range of $0.01 to $0.06 per diluted share, compared with $0.15 per share in the first quarter of 2011. Beginning in the second quarter, we expect substantial sequential improvement in earnings due to increased rail equipment shipments, positive seasonality factors in Harsco Metals & Minerals and Harsco Infrastructure and sequentially improving savings from the restructuring actions. Although the first quarter tax rate will be much higher, we expect the full-year tax rate to be in the area of 27.5 percent, as previously indicated."

Fourth Quarter Business Review

Harsco Metals & Minerals

Sales in the fourth quarter of $372 million were virtually even with last year's fourth quarter sales. Foreign currency translation reduced sales in the quarter by approximately $4.6 million.

Operating income in the fourth quarter increased to $27.6 million before the aforementioned restructuring charge, or approximately 15 percent above the operating income of $23.9 million in last year's fourth quarter. Operating margins in the quarter before the restructuring charge were 7.4 percent, compared with 6.4 percent in the fourth quarter of 2010, a 100 basis point improvement. Foreign currency translation reduced operating income in the quarter by approximately $0.4 million.

As previously discussed, a pre-tax restructuring charge of approximately $12.8 million was incurred in the fourth quarter. This charge was the result of actions within this segment to reduce its European exposure and lower SG&A expenses. Including the charge, operating income in the quarter was $14.8 million. As previously announced, an additional restructuring charge of approximately $12 million is expected to be incurred in 2012 due to the above-mentioned actions.

Results for Metals & Minerals in the quarter, before the restructuring charge, benefited principally from new contract signings, improved results from the Company's roofing granules and abrasives business, and overall cost reductions. These were somewhat offset by continued lower stainless steel production in the quarter, as expected.

Looking ahead, the Metals & Minerals segment is expected to show improved operating margins and overall returns in 2012 as a result of the aforementioned restructuring actions. End market activity is expected to continue to be slow in the first quarter of 2012 compared with the same period last year, due principally to European market conditions, but improve as the year progresses. The full year 2012 will also benefit from continued new contract signings.

Harsco Infrastructure

Sales in the fourth quarter increased slightly to $266 million from $265 million last year. Foreign currency translation did not have a meaningful impact on results in the quarter, when compared with the same quarter last year.

An operating loss of approximately ($12.1) million was incurred in the fourth quarter, before restructuring charge. Last year, an operating loss of ($14.4) million was incurred in the fourth quarter, before a restructuring charge of $84.4 million to reduce this business's branch structure; consolidate office locations and closures; implement general headcount reductions; and to facilitate the off-shoring of certain back-office functions.

While the year-over-year fourth quarter operating loss, before restructuring charges, was reduced by $2.3 million, significant end-market challenges remain in this business, as Europe, and in particular the U.K., continue to have depressed end-market activity. Nevertheless, most regions within Harsco Infrastructure achieved a modest level of profitability in 2011, and the business also received the savings benefits of the restructuring actions taken at the end of 2010.

During the fourth quarter of 2011, the Company took an additional pre-tax restructuring charge of $87.6 million in this business segment. The charge was the result of further actions to rationalize equipment, exit under-performing locations and reduce European exposure. Including the charge, an operating loss of ($99.7) million was incurred in the quarter. Due to timing issues, the Company expects to incur an additional restructuring charge of approximately $85 million in 2012, as a result of these previously mentioned actions.

Despite continued bottom cycle activity globally in the non-residential construction market, the Company expects operating income in the Infrastructure business to reach at least breakeven in 2012 due to the significant restructuring actions the Company has taken in this Segment over the past two years.

Harsco Rail

Sales in the quarter were $72 million, an increase of 18 percent from sales of $61 million last year. Operating income was $16.5 million, compared with operating income of $9.7 million in the fourth quarter of 2010, an increase of approximately 70 percent. Likewise, operating margins of 22.9 percent in the quarter were significantly higher than operating margins of 15.9 percent in last year's fourth quarter. Foreign currency translation did not have meaningful impact on results in the quarter, when compared with the fourth quarter of last year.

Strong performance in the quarter was the result of higher parts and equipment sales compared with the fourth quarter of last year. This improvement was partially offset by somewhat lower contract services activity in the U.S. Improved operating margins in the quarter were the result of the mix of sales.

Looking ahead, Harsco Rail enters 2012 with a strong order book and encouraging bidding activity and is again expected to show strong full-year results.

Harsco Industrial

Sales in the quarter increased by approximately 38 percent to $82 million from last year's $60 million. Operating income of $13.2 million compared with $10.4 million last year, an increase of 26 percent. Operating margins in the quarter of 16.0 percent were below last year's fourth quarter margins of 17.4 percent, due principally to higher year-over-year material costs. Foreign currency translation did not have a material impact on results in the quarter when compared with the fourth quarter of last year.

Improved results in the fourth quarter 2011 were the result of year-over-year growth due to increased market demand in all three of Harsco Industrial's businesses, with gains in market share and overall economic improvement in the principally energy-related markets served by these businesses.

The future outlook for Harsco Industrial remains positive. With its focus on the energy sector, its successful globalization of the business and a renewed emphasis on product development and differentiation, Harsco Industrial expects to see continued growth in both sales and income in 2012 and beyond.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2011 was $299 million compared with $401 million for the prior year. The decline was principally due to the timing of working capital components and the previously discussed restructuring charges. Net cash used by investing activities was $256 million, compared with $202 million in 2010. As discussed throughout the year the Company was presented with increased investment opportunities in its Metals & Minerals Segment to sign new long-term contracts, which resulted in full-year capital expenditures (capx) in 2011 of $313 million, compared with $192 million in 2010. Also impacting capital expenditures in 2011 were higher maintenance capx expenditures due to the timing of contract renewals and generally improved end-market conditions in 2011. Net cash from investing activities benefited from $43 million in cash realized from asset sales in 2011, compared with $23 million in 2010.

As reported at its recent Annual Analyst Conference in December, the Company fully expects to generate sufficient levels of discretionary cash flows, defined as operating cash flows plus asset sales minus maintenance capital expenditures, to pay dividends, and take advantage of growth capital expenditures or other shareholder value enhancing opportunities as they present themselves.

As of December 31, 2011, total debt outstanding increased slightly to $909 million, from $885 million at December 31, 2010, principally due to the previously mentioned restructuring and non-cash tax charges, as well as a change in pension liabilities due to a lower discount rate. The total debt-to-capital ratio at December 31, 2011 was 42.7 percent, up from 37.6 percent at December 31, 2010.

As a result of increased operating earnings, Economic Value Added (EVA®) increased modestly in 2011.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; risk and uncertainty associated with intangible assets; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 40662878. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation is a global solutions company serving major industries that are fundamental to worldwide infrastructure development and economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share amounts)	2011	2010	2011	2010
Revenues from continuing operations:
Service revenues	$ 640,736	$ 646,172	$ 2,700,664	$ 2,511,505
Product revenues	151,994	111,179	602,076	527,173
Total revenues	792,730	757,351	3,302,740	3,038,678

Costs and expenses from continuing operations:
Cost of services sold	519,746	513,538	2,162,948	1,994,637
Cost of products sold	101,847	78,645	407,680	342,242
Selling, general and administrative expenses	127,722	131,128	535,679	532,624
Research and development expenses	1,754	1,293	6,044	4,271
Other expense	98,309	88,493	102,740	86,473
Total costs and expenses	849,378	813,097	3,215,091	2,960,247

Operating income (loss) from continuing operations	(56,648)	(55,746)	87,649	78,431

Interest income	729	818	2,751	2,668
Interest expense	(11,926)	(13,383)	(48,735)	(60,623)

Income (loss) from continuing operations before income taxes and equity income	(67,845)	(68,311)	41,665	20,476

Income tax benefit (expense)	(25,035)	19,020	(49,848)	(4,276)
Equity in income of unconsolidated entities, net	160	81	690	390

Income (loss) from continuing operations	(92,720)	(49,210)	(7,493)	16,590

Discontinued operations:
Loss on disposal of discontinued business	(598)	(1,054)	(3,306)	(7,249)
Income tax benefit related to discontinued business	225	402	1,243	3,118
Loss from discontinued operations	(373)	(652)	(2,063)	(4,131)
Net Income (loss)	(93,093)	(49,862)	(9,556)	12,459
Less: Net (income) loss attributable to noncontrolling interests	625	(1,260)	(1,954)	(5,705)
Net Income (loss) attributable to Harsco Corporation	$ (92,468)	$ (51,122)	$ (11,510)	$ 6,754

Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$ (92,095)	$ (50,470)	$ (9,447)	$ 10,885
Loss from discontinued operations, net of tax	(373)	(652)	(2,063)	(4,131)
Net income (loss) attributable to Harsco Corporation common stockholders	$ (92,468)	$ (51,122)	$ (11,510)	$ 6,754

Weighted-average shares of common stock outstanding	80,732	80,598	80,736	80,569
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (1.14)	$ (0.63)	$ (0.12)	$ 0.14
Discontinued operations	(0.00)	(0.01)	(0.03)	(0.05)
Basic earnings (loss) per share attributable to Harsco Corporation common stockholders	$ (1.15) (a)	$ (0.63) (a)	$ (0.14) (a)	$ 0.08 (a)

Diluted weighted-average shares of common stock outstanding	80,956	80,804	80,987	80,761
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (1.14)	$ (0.62)	$ (0.12)	$ 0.13
Discontinued operations	(0.00)	(0.01)	(0.03)	(0.05)
Diluted earnings (loss) per share attributable to Harsco Corporation common stockholders	$ (1.14)	$ (0.63)	$ (0.14) (a)	$ 0.08
(a) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	December 31 2011	December 31 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 121,184	$ 124,238
Trade accounts receivable, net	618,475	585,301
Other receivables	44,431	29,299
Inventories	241,934	271,617
Other current assets	133,407	144,491
Total current assets	1,159,431	1,154,946
Property, plant and equipment, net	1,274,484	1,366,973
Goodwill	680,901	690,787
Intangible assets, net	93,501	120,959
Other assets	130,560	135,555
Total assets	$ 3,338,877	$ 3,469,220
LIABILITIES
Current liabilities:
Short-term borrowings	$ 51,414	$ 31,197
Current maturities of long-term debt	3,558	4,011
Accounts payable	252,329	261,509
Accrued compensation	92,603	83,928
Income taxes payable	8,409	9,718
Dividends payable	16,498	16,505
Insurance liabilities	25,075	25,844
Advances on contracts	111,429	128,794
Other current liabilities	220,953	206,358
Total current liabilities	782,268	767,864
Long-term debt	853,800	849,724
Deferred income taxes	27,430	35,642
Insurance liabilities	60,864	62,202
Retirement plan liabilities	343,842	223,777
Other liabilities	50,755	61,866
Total liabilities	2,118,959	2,001,075
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,914	139,514
Additional paid-in capital	149,066	141,298
Accumulated other comprehensive loss	(364,191)	(185,932)
Retained earnings	1,996,234	2,073,920
Treasury stock	(744,644)	(737,106)
Total Harsco Corporation stockholders' equity	1,176,379	1,431,694
Noncontrolling interests	43,539	36,451
Total equity	1,219,918	1,468,145
Total liabilities and equity	$ 3,338,877	$ 3,469,220

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands)	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$ (93,093)	$ (49,862)	$ (9,556)	$ 12,459
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	68,691	69,806	276,021	279,234
Amortization	8,470	8,972	34,420	36,005
Equity in income of unconsolidated entities, net	(160)	(81)	(690)	(390)
Dividends or distributions from unconsolidated entities	66	--	226	176
Harsco Infrastructure Segment 2010 Restructuring Program non-cash adjustment	--	43,158	--	43,158
Harsco 2011/2012 Restructuring Program non-cash adjustment	67,320	--	67,320	--
Other, net	(3,758)	(3,358)	(7,432)	(20,629)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	18,961	61,694	(58,011)	4,395
Inventories	14,643	3,993	7,976	12,599
Accounts payable	(5,863)	22,005	(2,713)	36,529
Accrued interest payable	(7,026)	(23,867)	(375)	(2,615)
Accrued compensation	(1,086)	(124)	12,554	16,305
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(2,932)	29,817	(19,629)	29,817
Harsco 2011/2012 Restructuring Program accrual	30,471	--	30,471	--
Other assets and liabilities	13,965	3,294	(31,806)	(45,616)

Net cash provided by operating activities	108,669	165,447	298,776	401,427

Cash flows from investing activities:
Purchases of property, plant and equipment	(72,281)	(62,406)	(313,101)	(192,348)
Proceeds from sales of assets	5,472	4,242	42,653	22,663
Purchases of businesses, net of cash acquired	--	--	(1,938)	(27,643)
Other investing activities	6,450	(1,602)	16,564	(4,695)

Net cash used by investing activities	(60,359)	(59,766)	(255,822)	(202,023)

Cash flows from financing activities:
Short-term borrowings, net	(7,304)	25,213	21,637	(25,706)
Current maturities and long-term debt:
Additions	86,092	247,946	301,515	747,213
Reductions	(87,093)	(569,392)	(297,854)	(821,038)
Cash dividends paid on common stock	(16,546)	(16,516)	(66,146)	(65,976)
Dividends paid to noncontrolling interests	(849)	(830)	(4,171)	(5,850)
Purchase of noncontrolling interest	--	--	--	(1,159)
Contributions and adjustments from noncontrolling interests	(222)	256	8,851	698
Common stock issued-options	735	177	2,403	997
Common stock acquired for treasury	(5,788)	--	(5,788)	--
Other financing activities	--	(331)	(1)	(700)

Net cash used by financing activities	(30,975)	(313,477)	(39,554)	(171,521)

Effect of exchange rate changes on cash	(2,439)	1,697	(6,454)	2,171

Net increase (decrease) in cash and cash equivalents	14,896	(206,099)	(3,054)	30,054

Cash and cash equivalents at beginning of period	106,288	330,337	124,238	94,184

Cash and cash equivalents at end of period	$ 121,184	$ 124,238	$ 121,184	$ 124,238

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010

(In thousands)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Metals & Minerals	$ 372,298	$ 14,829	$ 371,730	$ 23,902

Harsco Infrastructure	266,073	(99,680)	264,956	(98,879)

Harsco Rail	72,044	16,467	60,858	9,694

Harsco Industrial	82,315	13,188	59,807	10,432

General Corporate	--	(1,452)	--	(895)

Consolidated Totals	$ 792,730	$ (56,648)	$ 757,351	$ (55,746)

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010

(In thousands)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Metals & Minerals	$ 1,588,302	$ 109,593	$ 1,461,531	$ 117,915

Harsco Infrastructure	1,108,293	(125,555)	1,031,807	(145,346)

Harsco Rail	300,029	58,746	313,262	66,124

Harsco Industrial	306,116	50,656	231,898	42,871

General Corporate	--	(5,791)	180	(3,133)

Consolidated Totals	$ 3,302,740	$ 87,649	$ 3,038,678	$ 78,431

HARSCO CORPORATION
REVIEW OF OPERATING INCOME BY SEGMENT
EXCLUDING RESTRUCTURING CHARGE (a) – Addendum (Unaudited)

	Three Months Ended December 31, 2011 Operating Income (Loss)			Three Months Ended December 31, 2010 Operating Income (Loss)
(In thousands)	As Reported	Restructuring Charge	Excluding Restructuring Charge	As Reported	Restructuring Charge	Excluding Restructuring Charge

Harsco Metals & Minerals	$ 14,829	$ 12,775	$ 27,604	$ 23,902	$ --	$ 23,902

Harsco Infrastructure	(99,680)	87,604	(12,076)	(98,879)	84,440	(14,439)

Harsco Rail	16,467	50	16,517	9,694	--	9,694

Harsco Industrial	13,188	--	13,188	10,432	--	10,432

General Corporate	(1,452)	351	(1,101)	(895)	--	(895)

Consolidated Totals	$ (56,648)	$ 100,780	$ 44,132	$ (55,746)	$ 84,440	$ 28,694

	Twelve Months Ended December 31, 2011 Operating Income (Loss)			Twelve Months Ended December 31, 2010 Operating Income (Loss)
(In thousands)	As Reported	Restructuring Charge	Excluding Restructuring Charge	As Reported	Restructuring Charge	Excluding Restructuring Charge

Harsco Metals & Minerals	$ 109,593	$ 12,775	$ 122,368	$ 117,915	$ --	$ 117,915

Harsco Infrastructure	(125,555)	87,604	(37,951)	(145,346)	84,440	(60,906)

Harsco Rail	58,746	50	58,796	66,124	--	66,124

Harsco Industrial	50,656	--	50,656	42,871	--	42,871

General Corporate	(5,791)	351	(5,440)	(3,133)	--	(3,133)

Consolidated Totals	$ 87,649	$ 100,780	$ 188,429	$ 78,431	$ 84,440	$ 162,871

(a) The Company's management believes operating income excluding the restructuring charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS (GAAP BASIS) TO INCOME FROM CONTINUING OPERATIONS,
EXCLUDING RESTRUCTURING CHARGE AND U.K. DEFERRED TAX ASSET ADJUSTMENT (a) (Unaudited)
(In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Income (loss) from continuing operations (GAAP basis)	$ (92,720)	$ (49,210)	$ (7,493)	$ 16,590

Restructuring charge:

Employee termination benefit costs	(28,586)	(12,770)	(28,586)	(12,770)
Cost to exit activities	(6,131)	(28,382)	(6,131)	(28,382)
Product rationalization	(66,063)	(34,230)	(66,063)	(34,230)
Asset write-down	--	(8,928)	--	(8,928)
Other	--	(130)	--	(130)
Restructuring charge, before tax	(100,780)	(84,440)	(100,780)	(84,440)
Tax benefit	16,198	21,806	16,198	21,806
Restructuring charge, after tax	(84,582)	(62,634)	(84,582)	(62,634)
U.K. deferred tax asset adjustment	(36,833)	--	(36,833)	--

Income from continuing operations, excluding restructuring charge and U.K. deferred tax asset adjustment	$ 28,695	$ 13,424	$ 113,922	$ 79,224

(a) The Company's management believes operating income excluding the restructuring charge and the U.K. deferred tax asset adjustment is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.
CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com